Exhibit (a)1.13

RUSSELL INVESTMENT COMPANY

AMENDMENT TO MASTER TRUST AGREEMENT

Regarding Re-Designation of Sub-Trusts

AMENDMENT NO.     to the Amended and Restated Master Trust Agreement dated August 19, 2002 (referred to herein as the “Agreement”), done this      day of             , 2006, by the Trustees under such Agreement.

WITNESSETH:

WHEREAS, the Trustees desire to change the name of certain sub-trusts of the Trust;

NOW, THEREFORE, the Trustees hereby redesignate the following sub-trusts as set forth herein.

Redesignation of Sub-Trusts

Without limiting the authority of the Trustees set forth in Section 4.1 of the Agreement to establish and designate any further sub-trusts, and without affecting rights and preferences of the existing sub-trusts, the Trustees hereby redesignate the following sub-trusts effective August 22, 2006:

Current Designation	Re-Designation

2017 Moderate Distribution Strategy Fund – A Shares	2007 Retirement Distribution Fund – A Shares

2017 Moderate Distribution Strategy Fund – S Shares	2007 Retirement Distribution Fund – S Shares

2017 Enhanced Distribution Strategy Fund – A Shares	2007 Accelerated Distribution Fund – A Shares

2017 Enhanced Distribution Strategy Fund – S Shares	2007 Accelerated Distribution Fund – S Shares

2027 Moderate Distribution Strategy Fund – A Shares	2007 Extended Distribution Fund – A Shares

2027 Moderate Distribution Strategy Fund – S Shares	2007 Extended Distribution Fund – S Shares

IN WITNESS WHEREOF, the undersigned have hereunto set their hands and seals for themselves and their assigns, as of the day and year first above written. This instrument may be executed in one or more counterparts, all of which shall together constitute a single instrument.

Thaddas L. Alston	Michael J. Phillips
Paul E. Anderson	Raymond P. Tennison
Kristianne Blake	Jack R. Thompson
Daniel P. Connealy	Julie W. Weston
Jonathan Fine